Exhibit 15

May 6, 2004

IDACORP, Inc.
Idaho Power Company
Boise, Idaho

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of IDACORP, Inc. and subsidiaries and Idaho Power Company and subsidiary for the periods ended March 31, 2004 and 2003, as indicated in our reports dated May 5, 2004; because we did not perform audits, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, are incorporated by reference in IDACORP, Inc.'s Registration Statement Nos. 333-64737, 333-83434 and 333-103917 on Form S-3 and Registration Statement Nos. 333-65157, 333-65406 and 333-104254 on Form S-8 and Idaho Power Company's Registration Statement No. 333-103812 on Form S-3 and Registration Statement No. 333-66496 on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Portland, Oregon